UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )
Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under §240.14a-12
Horace Mann Educators Corporation
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Horace Mann Educators Corporation
Supplement to Proxy Statement
For the Annual Meeting of Shareholders
To be Held on May 22, 2024

This Proxy Statement Supplement, dated May 10, 2024 (the “Supplement”), supplements the definitive proxy statement (the “Proxy Statement”) of Horace Mann Educators Corporation (the “Company”) filed with the U.S. Securities and Exchange Commission on April 9, 2024 relating to the Annual Meeting of Shareholders of the Company to be held on Wednesday, May 22, 2024 at 9:00 a.m., Central Daylight Saving Time, via live webcast at www.virtualshareholdermeeting.com/HMN2024. Except as described in this Supplement, the information disclosed in the Proxy Statement continues to apply. To the extent that information in this supplement differs from information disclosed in the Proxy Statement, the information in this Supplement applies.

Given feedback on the Proxy Statement, we want to provide further clarity on three specific issues: CEO target compensation, actual performance outcomes, and the pay and performance relationship. We ask for your support at our annual meeting on May 22, 2024.

Appropriate CEO Target Compensation Increase

Annually, the Compensation Committee considers numerous factors to determine target pay levels for the Company’s CEO and the rest of the Named Executive Officers (NEOs). Considerations include, but are not limited to, market benchmarks, company performance, individual performance, experience, and tenure in role. The Compensation Committee works with an independent, third-party compensation consultant, Compensation Advisory Partners (CAP), to establish target pay levels. Target pay levels are set in the first quarter of the year.

CEO target compensation increases over the last few years were consistent with our core guiding principles to create strong alignment between pay and performance, incentive to drive shareholder value, and market competitiveness. Ms. Zuraitis is one of the most tenured CEOs in our compensation benchmarking peer group and her 2023 target compensation was positioned within 10% of the median of our peers (well within our philosophy). Recent increases were almost entirely in “at-risk” pay. Ms. Zuraitis’ 2023 base salary increase was 4%. She received no base salary increases in 2021 and 2022. We believe target compensation pay increases were reasonable, almost entirely performance-based and aligned with market movement.

Robust Goal Setting and Shareholder Aligned Incentive Payouts

2023 was a challenging year for Horace Mann as well as other companies operating in the personal lines Property & Casualty sector. Several macroeconomic factors influenced our goal-setting process as well as consideration of our performance (and related pay outcomes) during 2023. Macroeconomic factors that most significantly impacted us include the continued unprecedented inflationary pressure on auto and property losses (i.e., auto and homeowner repair/replacement costs, medical costs, social inflation) along with anticipated elevated catastrophe losses based on recent history.

The Committee takes goal setting seriously and considers industry trends and broader macroeconomic factors each year when setting performance goals at the beginning of the year. In addition, the Committee also considers prior year’s targets and actual results when developing these goals. We philosophically believe goals should have significant stretch while still being achievable in order to retain and incentivize executives appropriately. In down cycles for the sector, this can occasionally lead to goals set below prior year. However, we believe incentivizing performance against appropriately rigorous goals during a down cycle, which may be lower than performance on an absolute basis than those set during an up cycle, is just as important to creating long-term shareholder value. We believe this approach is appropriate and standard for our cyclical industry. Further, we incorporate relative metrics in our long-term incentive to ensure that management is delivering performance that is at least on par with peers to achieve target payouts.

Our annual incentive plan is based on three measures: 50% Adjusted Core Earnings, 25% Adjusted Return on Equity (ROE), and 25% Insurance Premiums and Contract Charges Earned. Based on the external factors noted above, the Committee determined to set 2023 Earnings and ROE below 2022 results were primarily attributable to the significant lower level of Property & Casualty segment earnings. Despite lower targets year-over-year, we believe overall that our goals hold executives to rigorous performance standards, as evidenced by our recent below target payouts. Our 2023 annual incentive plan paid out at 71% of target and our 2022 annual incentive plan paid out at 65% of target.

Furthermore, to align our management team and shareholders, our equity grants to our CEO and NEOs are 80% at-risk. We grant only 20% of our annual equity grants in service-vested restricted stock units, while 30% of our award is in stock options and 50% of the long-term incentive award is in performance-based restricted stock units. Our PBRSUs payouts are tied 100% to relative performance, which balances goal setting in the annual incentive. Our use of median performance for target payout aligns with our median compensation benchmark philosophy and is in-line with market practice. Our performance shares earned at the end of 2023 vested at 71%, below target, similar to our annual incentive.

Strong Shareholder Alignment and the Pay for Performance Relationship

As reflected by our incentive payouts in 2023, the CEO and rest of our management team are closely aligned with shareholders. When looking at Summary Compensation Table (SCT) values versus realizable pay for Ms. Zuraitis over the last three years, realized pay is 25% below SCT pay. All stock options granted in the last three years are currently out-of-the-money and the most recently completed PBRSU cycle paid out at 71%, and in addition, all equity awards are impacted by the decline in stock price.

Note: Realizable pay is actual cash compensation per SCT, any in-the-money value of stock options based on 12/31/2023 stock price, RSUs valued as of 12/31/2023 stock price, and 2021 earned PBRSUs valued as of 12/31/2023 stock price, and 2022 and 2023 target PBRSUs valued as of 12/31/2023. Summary Compensation Table values excludes All Other Compensation.

Additionally, all of our NEOs are subject to stock ownership guidelines. Our CEO is required to hold 5x her base salary, and currently holds 15x her base salary. All of our executives are currently in compliance or are on track to meet our stock ownership requirements.

We ask that you to consider the information highlighted in this document when deciding your support “For” our Say on Pay vote.

Shareholders who have already submitted proxies for this meeting may revoke them, or if they wish to change their vote they may do so by going to www.proxyvote.com. Follow the instructions on your Notice of Internet Availability (Notice) or proxy card and the website. If you received paper copies of proxy materials, you may call the toll-free telephone number on the proxy card or the website to vote by telephone. To be valid, your vote by Internet, telephone or by mailing your proxy card must be received by 11:59 p.m., Eastern Daylight Time, on May 21, 2024. Detailed information regarding voting procedures can be found in the Proxy Statement.